Exhibit 99.1

GREIF, INC. REPORTS IMPROVED SECOND QUARTER RESULTS

DELAWARE, Ohio (June 3, 2004) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for its second quarter ended April 30, 2004.

Net income before restructuring charges and timberland gains was $16.0 million for the second quarter of 2004 compared with $6.4 million for the second quarter of last year. Diluted earnings per share before restructuring charges and timberland gains were $0.56 versus $0.23 per Class A share and $0.85 versus $0.34 per Class B share for the second quarter of 2004 and 2003, respectively.

The Company reported GAAP net income of $8.4 million, or $0.30 per Class A share and $0.45 per Class B share, for the second quarter of 2004 versus net loss of $4.4 million, or $0.16 per Class A share and $0.24 per Class B share, for the same quarter last year.

Michael J. Gasser, chairman and chief executive officer, commented, “We are pleased with our second quarter results, which are primarily being driven by the traction gained from our ongoing transformation initiatives. The expected SG&A savings and organic growth are being delivered. In addition, the results from adopting lean practices at our plants are encouraging. We are looking forward to continued improvements as we implement lean principles across our global footprint.”

A reconciliation of the differences between all non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales rose 15 percent to $542.2 million for the second quarter of 2004 from $470.8 million during the same quarter last year. On a consolidated basis, net sales increased approximately 9 percent excluding the impact of foreign currency translation. Higher selling prices and volumes in the Industrial Packaging & Services and higher volumes in the Paper, Packaging & Services segments contributed to this increase.

Gross profit was $89.3 million, or 16.5 percent of net sales, for the second quarter of 2004 versus $82.2 million, or 17.5 percent of net sales, for the second quarter of 2003. The principal factors impacting the reduction in the gross profit margin comparison were higher raw material costs, particularly steel and old corrugated containers, lower planned timber sales and higher energy costs. Improved efficiencies in labor and other manufacturing costs partially offset these factors. The gross profit margin improved 1.7 percentage points for the second quarter of 2004 over the first quarter of 2004.

Selling, general and administrative (“SG&A”) expenses declined to $55.7 million, or 10.3 percent of net sales, for the second quarter of 2004 from $59.0 million, or 12.5 percent of net sales, for the same period a year ago. The decline in SG&A expenses was primarily attributable to realization of additional savings from the Company’s transformation initiatives. The dollar reduction in SG&A expenses was partially offset by the impact of foreign currency translation (approximately $3 million).

Operating profit before restructuring charges and timberland gains increased 41 percent to $33.3 million for the second quarter of 2004 compared with $23.6 million for the same period last year. There were $12.3 million and $17.4 million of restructuring charges and $1.4 million and $1.6 million of timberland gains during the second quarter of 2004 and 2003, respectively. GAAP operating profit was $22.4 million for the second quarter of 2004 compared with GAAP operating profit of $7.7 million for the same period last year.

During the second quarter of 2003, the Company included a 37 percent deduction of CorrChoice’s net income related to its minority shareholders. Effective September 30, 2003, the Company’s ownership increased to 100 percent due to CorrChoice’s redemption of its minority shareholders’ outstanding shares. Therefore, no such deduction was made in fiscal 2004.

Business Group Results

Industrial Packaging & Services

Net sales rose 16 percent to $399.7 million for the second quarter of 2004 from $343.4 million for the same period last year. Net sales increased 8 percent after excluding the impact of foreign currency translation. Selling prices rose in response to higher raw material costs, especially steel, and contributed to the increase in net sales for the second quarter of 2004. Additionally, sales volumes were higher for steel and plastic drums.

Operating profit before restructuring charges rose to $27.8 million for the second quarter of 2004 from $13.9 million for the same period a year ago. Restructuring charges were $9.5 million for the second quarter of 2004 compared with $13.6 million a year ago. The Industrial Packaging & Services segment’s gross profit margin benefited from labor and other manufacturing efficiencies, partially offset by higher raw material costs as a percentage of net sales. SG&A expenses for Industrial Packaging & Services reflect a portion of the savings resulting from the Company’s transformation initiatives. GAAP operating profit was $18.2 million for the second quarter of 2004 compared with $0.4 million for the second quarter of 2003.

Paper, Packaging & Services

Net sales rose 14 percent to $138.0 million for the second quarter of 2004 from $120.8 million for the same period last year. Improved volumes for most of this segment’s products were partially offset by lower average selling prices in the containerboard operations. Compared to the first quarter of 2004, net sales in the second quarter of 2004 increased by 10 percent primarily as a result of improved selling prices.

Operating profit before restructuring charges was $2.4 million for the second quarter of 2004 compared with $4.8 million the prior year. Restructuring charges were $2.7 million for the second quarter of 2004 versus $3.8 million a year ago. The decrease in operating profit before restructuring charges was primarily due to a decline in gross profit margin resulting from reduced pricing levels and higher raw material costs, particularly for old corrugated containers, and energy costs in the containerboard operations. Lower SG&A expenses in the second quarter of 2004 compared with the same quarter last year partially offset this reduction. GAAP operating loss was $0.2 million for the second quarter of 2004 compared with GAAP operating profit of $1.0 million for the second quarter of 2003.

Timber

Timber net sales were $4.5 million for the second quarter of 2004 compared with $6.6 million for the same period last year. These net sales were consistent with planned levels for both periods.

As a result of the lower sales volume, operating profit before restructuring charges and timberland gains were $3.1 million for the second quarter of 2004 compared to $4.8 million a year ago. Restructuring charges were $0.1 million for the second quarter of 2004 and 2003. Timberland gains were $1.4 million for the second quarter of 2004 and $1.6 million for the same period last year. GAAP operating profit was $4.4 million for the second quarter of 2004 compared with $6.3 million for the second quarter of 2003.

Transformation Initiatives

As previously announced, the transformation initiatives, initially referred to as the performance improvement plan, are expected to enhance long-term organic sales growth and productivity and achieve permanent cost reductions. The Company’s focus during fiscal 2003 was primarily on SG&A optimization, which is expected to result in annual cost savings of $60 million realized in fiscal 2004. The focus during fiscal 2004 is to become an even leaner, more market-focused/performance-driven company. This final phase of the transformation is expected to deliver additional annualized benefits of approximately $50 million, with about $15 million of those savings to be realized in fiscal 2004 and the remainder in fiscal 2005. The opportunities identified include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further network consolidation. The related one-time costs for this phase will be approximately $45 million to $50 million, which will be incurred in fiscal 2004. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spending and lay the foundation for a world-class sourcing and supply chain capability.

Financing Arrangements

Total debt outstanding was $644 million at April 30, 2004 and $662 million at October 31, 2003. Total debt to total capitalization declined to 52.5 percent at April 30, 2004 from 53.6 percent at October 31, 2003.

Interest expense declined to $10.7 million for the second quarter of 2004 from $13.9 million for the same period last year. This reduction was primarily due to lower average interest rates on the Company’s debt. A $25 million reduction in average debt outstanding during the second quarter of 2004 compared to the second quarter of 2003 also contributed to this decrease.

Capital Expenditures

Capital expenditures were $16.4 million, excluding timberland purchases of $1.9 million, for the second quarter of 2004 compared with capital expenditures of $10.5 million during the same period last year. For fiscal 2004, capital expenditures are expected to be approximately $75 million to $80 million, which would be approximately $20 million to $25 million below the Company’s anticipated depreciation expense.

Company Outlook

The operating environment for fiscal 2004 is expected to modestly improve compared to fiscal 2003. Gradual improvement in activity levels may be offset by higher raw material costs, especially steel and old corrugated containers, and energy costs. Savings from the Company’s transformation initiatives and positive contributions from the Company’s full ownership of CorrChoice are being realized as planned. Both of these factors are anticipated to represent a substantial portion of the improved fiscal 2004 results. Due to these factors, management’s guidance for fiscal 2004, before restructuring charges and timberland gains, remains at $2.35 - $2.40 per Class A share.

Conference Call

The Company will host a conference call to discuss its second quarter of 2004 results on Friday, June 4, 2004 at 10:00 a.m. ET at (800) 218-0530. For international callers, the number is (303) 262-2142.

The conference call will also be available through a live webcast, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information presently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel and resin, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism, or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2003. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2004	2003	2004	2003
Net sales	$542,189	$470,807	$1,011,049	$905,485
Cost of products sold	452,928	388,564	852,338	747,513

Gross profit	89,261	82,243	158,711	157,972

Selling, general and administrative expenses	55,745	59,000	106,770	118,501
Restructuring charges	12,278	17,449	27,537	18,988
Gain on sale of assets	1,122	1,934	5,231	2,345

Operating profit	22,360	7,728	29,635	22,828

Interest expense, net	10,716	13,923	22,963	27,477
Other income, net	694	2,138	916	2,362

Income (loss) before income tax expense (benefit) and equity in earnings of affiliates and minority interests	12,338	(4,057)	7,588	(2,287)

Income tax expense (benefit)	3,800	(1,298)	2,337	(732)
Equity in earnings of affiliates and minority interests	(89)	(1,654)	(168)	(2,749)

Income (loss) before cumulative effect of change in accounting principle	8,449	(4,413)	5,083	(4,304)

Cumulative effect of change in accounting principle	—	—	—	4,822

Net income (loss)	$8,449	$(4,413)	$5,083	$518

Basic and diluted earnings (loss) per share:
Class A Common Stock (before cumulative effect)	$0.30	$(0.16)	$0.18	$(0.15)
Class A Common Stock (after cumulative effect)	$0.30	$(0.16)	$0.18	$0.02
Class B Common Stock (before cumulative effect)	$0.45	$(0.24)	$0.27	$(0.23)
Class B Common Stock (after cumulative effect)	$0.45	$(0.24)	$0.27	$0.02

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2004	2003	2004	2003
Net sales
Industrial Packaging & Services	$399,689	$343,387	$737,080	$646,535
Paper, Packaging & Services	138,043	120,775	263,337	245,455
Timber	4,457	6,645	10,632	13,495

Total	$542,189	$470,807	$1,011,049	$905,485

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$27,760	$13,942	$36,611	$17,457
Paper, Packaging & Services	2,435	4,821	7,788	12,712
Timber	3,079	4,846	7,475	9,683

Total operating profit before restructuring charges and timberland gains	33,274	23,609	51,874	39,852

Restructuring charges:
Industrial Packaging & Services	9,541	13,562	21,563	14,727
Paper, Packaging & Services	2,665	3,791	5,834	4,165
Timber	72	96	140	96

Restructuring charges	12,278	17,449	27,537	18,988

Timberland gains:
Timber	1,364	1,568	5,298	1,964

Total	$22,360	$7,728	$29,635	$22,828

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$17,019	$16,088	$34,078	$30,942
Paper, Packaging & Services	8,486	8,707	17,311	17,554
Timber	592	354	1,418	754

Total	$26,097	$25,149	$52,807	$49,250

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2004	2003	2004	2003
Net sales
North America	$305,470	$283,980	$573,494	$559,037
Europe	159,001	129,407	291,947	236,728
Other	77,718	57,420	145,608	109,720

Total	$542,189	$470,807	$1,011,049	$905,485

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$13,672	$12,171	$22,156	$22,494
Europe	12,993	8,261	17,304	11,637
Other	6,609	3,177	12,414	5,721

Operating profit before restructuring charges and timberland gains	33,274	23,609	51,874	39,852
Restructuring charges	12,278	17,449	27,537	18,988
Timberland gains	1,364	1,568	5,298	1,964

Total	$22,360	$7,728	$29,635	$22,828

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	April 30, 2004	October 31, 2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$29,592	$49,767
Trade accounts receivable	306,462	294,957
Inventories	160,407	167,157
Other current assets	83,621	71,576

	580,082	583,457

LONG-TERM ASSETS
Goodwill	242,707	252,309
Intangible assets	28,701	30,654
Other long-term assets	69,657	52,416

	341,065	335,379

PROPERTIES, PLANTS AND EQUIPMENT	881,252	912,375

	$1,802,399	$1,831,211

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$158,906	$158,333
Short-term borrowings	20,200	15,605
Current portion of long-term debt	—	3,000
Other current liabilities	120,222	135,380

	299,328	312,318

LONG-TERM LIABILITIES
Long-term debt	624,114	643,067
Other long-term liabilities	294,391	301,376

	918,505	944,443

MINORITY INTEREST	1,532	1,886

SHAREHOLDERS’ EQUITY	583,034	572,564

	$1,802,399	$1,831,211

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30, 2004			Three months ended April 30, 2003
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$22,360			$7,728
Restructuring charges	12,278			17,449
Timberland gains	(1,364)			(1,568)

Non-GAAP – operating profit before restructuring charges and timberland gains	$33,274			$23,609

GAAP – net income (loss)	$8,449	$0.30	$0.45	$(4,413)	$(0.16)	$(0.24)
Restructuring charges, net of tax	8,496	0.29	0.45	11,865	0.43	0.64
Timberland gains, net of tax	(944)	(0.03)	(0.05)	(1,066)	(0.04)	(0.06)

Non-GAAP – net income before restructuring charges and timberland gains	$16,001	$0.56	$0.85	$6,386	$0.23	$0.34

	Six months ended April 30, 2004			Six months ended April 30, 2003
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$29,635			$22,828
Restructuring charges	27,537			18,988
Timberland gains	(5,298)			(1,964)

Non-GAAP – operating profit before restructuring charges and timberland gains	$51,874			$39,852

GAAP – net income	$5,083	$0.18	$0.27	$518	$0.02	$0.02
Restructuring charges, net of tax	19,056	0.67	1.02	12,912	0.46	0.69
Timberland gains, net of tax	(3,666)	(0.13)	(0.20)	(1,336)	(0.05)	(0.07)
Cumulative effect of change in accounting principle	—	—	—	(4,822)	(0.17)	(0.26)

Non-GAAP – net income before restructuring charges, timberland gains and cumulative effect of change in accounting principle	$20,473	$0.72	$1.09	$7,272	$0.26	$0.38

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2004	2003	2004	2003
Industrial Packaging & Services
GAAP – operating profit	$18,219	$380	$15,048	$2,730
Restructuring charges	9,541	13,562	21,563	14,727

Non-GAAP – operating profit before restructuring charges	$27,760	$13,942	$36,611	$17,457

Paper, Packaging & Services
GAAP – operating profit (loss)	$(230)	$1,030	$1,954	$8,547
Restructuring charges	2,665	3,791	5,834	4,165

Non-GAAP – operating profit before restructuring charges	$2,435	$4,821	$7,788	$12,712

Timber
GAAP – operating profit	$4,371	$6,318	$12,633	$11,551
Restructuring charges	72	96	140	96
Timberland gains	(1,364)	(1,568)	(5,298)	(1,964)

Non-GAAP – operating profit before restructuring charges and timberland gains	$3,079	$4,846	$7,475	$9,683